Exhibit 10.1

SEPARATION AGREEMENT
The parties to this Separation Agreement (this "Agreement") are Kurt D. Widmer ("Widmer") and Craft Brew Alliance, Inc. (the "Company"). This Agreement is effective as of February 24, 2016 (the "Effective Date").
RECITALS
A.    Widmer was employed by the Company pursuant to a letter agreement dated May 26, 2010 (the "Employment Letter").
B.    Widmer voluntarily terminated his employment with the Company effective January 8, 2016 (the "Termination Date").
C.    The Company wishes to provide Widmer with a severance benefit in exchange for his agreement to refrain from becoming employed by or associated with any competitor.
AGREEMENT
The Company and Widmer agree as follows:
1.Widmer's voluntary termination of employment was not (A) a termination by the Company or (B) a "good reason" termination under the Employment Letter, and Widmer is not entitled to the severance and other benefits provided for in the Employment Letter.
2.Widmer's employment with the Company ended on the Termination Date. The Company has paid or will pay Widmer all earned and unpaid wages and all unused Paid Time Off accrued through the Termination Date as provided in the Employment Letter. The Company will accomplish this payment by mailing to Widmer a check for such amounts to the home address he has on record with the Company. Widmer recognizes that the payment will be reduced by regular deductions and withholdings.
3.Subject to the terms and conditions of this Agreement, including without limitation the covenant not to compete set forth in Paragraph 5 below, the Company will pay Widmer a severance benefit (“Severance”) as follows:
(A)     On April 1, 2016, $127,793.00;
(B)     On April 3, 2017, $64,400.00; and
(C)     On April 2, 2018, $64,400.00.
The Company will accomplish the payment of the Severance by mailing to Widmer a check for such amounts to the home address he has on record with the Company. Widmer recognizes that the payment will be reduced by required deductions and withholdings.

4.    If Widmer fails to execute the Release Agreement attached hereto as Exhibit A within 30 days following the Effective Date, all of Widmer's rights with respect to the Severance will be forfeited.
5.    Until the Severance has been fully paid, Widmer covenants and agrees to not become employed by or associated with (including without limitation as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, consultant, agent, or representative) a brewing or other company that the Company determines, in its reasonable discretion, is a competitor of the Company or Anheuser-Busch, LLC; provided, however, that for the avoidance of doubt, competitors for purposes of this Agreement do not include wineries or distillers that do not also manufacture or sell malt beverages. In the event Widmer fails to comply with the foregoing covenant, as the sole remedy of the Company, Widmer's Severance will terminate as of the effective date of such employment or association. Widmer acknowledges and agrees that the foregoing noncompetition covenant is not subject to ORS 653.295 because it is not an agreement entered into between an employer and an employee.
6.    If the Compensation Committee of the Board of Directors determines, in its reasonable discretion, that Widmer has breached this Agreement in any way, violated any policies applicable to emeritus directors, or engaged in conduct that may reflect poorly on the Company’s reputation, Widmer's Severance will terminate as of the date of such determination.
7.    The Severance supersedes and is lieu of any other severance, bonus, incentive, or other compensation to which Widmer may be entitled, including, without limitation, under the Employment Letter.
8.    If the Company receives a reference request from a prospective employer of Widmer, the Company will respond consistent with its press releases regarding Widmer. Widmer is permitted to seek references from individual employees of the Company.
9.    Widmer will make no negative or disparaging oral or written remarks or statements about the Company, its officers, directors, or employees, or its products to any person or entity, either publicly or privately, including, without limitation, on any social networking, blog, or similar Internet site. Company will make no negative or disparaging oral or written remarks or statements about Widmer to any person or entity, either publicly or privately, including, without limitation, on any social networking, blog, or similar Internet site.
10.    Widmer acknowledges and reaffirms Widmer's continuing obligations under any Confidentiality Agreement that Widmer entered into in connection with Widmer's employment with the Company, and Widmer will strictly comply with the terms of such Confidentiality Agreement.

11.    Except as otherwise provided in this Agreement, including without limitation Paragraph 10 above, this Agreement constitutes the entire agreement of the parties concerning the subject matter of this Agreement.
12.    The parties acknowledge that the only consideration for this Agreement is the consideration expressly described herein, that each party fully understands the meaning and intent of this Agreement, and that this Agreement has been executed voluntarily.
13.    For purposes of Section 409A of the Internal Revenue Code (“Section 409A), each payment under this Agreement will be considered a "separate payment" and not one of a series of payments. The Severance payment under Section 3(A) of this Agreement is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code by reason of being a "short-term deferral" within the meaning of Treasury Regulation Section 1.409A-1(b)(4). All provisions of this Agreement shall be interpreted in a manner consistent with preserving this exemption. All other payments of Severance under this Agreement are intended to comply with the requirements of Section 409A, and will be interpreted and administered consistently with the requirements of Section 409A, including regulations and other guidance issued thereunder. As used in this Agreement, "termination of employment" and similar terms mean "separation from service" as defined and interpreted in Section 409A, Treasury Regulation 1.409A-1(h), or in subsequent regulations or other guidance issued by the Internal Revenue Service. Any payment made under this Agreement that is subject to Section 409A may not be accelerated or delayed except as specifically permitted under Section 409A. In no event will Company be liable for any tax, interest, or penalties that may be imposed on Widmer under Section 409A or any damages for failing to comply with Section 409A.
14.    If any litigation, suit, or proceeding is instituted to enforce, interpret, or rescind this Agreement, or otherwise in connection with the subject matter of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded, its attorneys’ fees and costs at trial, any appeal, collection of the award, or the enforcement of any order.

EMPLOYEE /s/ Kurt D. Widmer Kurt D. Widmer Date: February 26, 2016	CRAFT BREW ALLIANCE, INC. By: /s/ Andrew J. Thomas Name: Andrew J. Thomas Title: President and Chief Executive Officer Date: February 26, 2016

Exhibit A

RELEASE AGREEMENT

The parties to this Release Agreement ("Agreement") are Kurt D. Widmer ("Employee") and Craft Brew Alliance, Inc. (the "Company").
1.    Employee's employment with the Company terminated, effective January 8, 2016, and Employee and the Company have entered into a Separation Agreement dated February 24, 2016 (the “Separation Agreement”).
2.    Employee completely releases and forever discharges the Company and each of its past, present, and future related entities and each of their respective past, present, and future members, managers, partners, shareholders, officers, directors, agents, employees, attorneys, insurers, successors, and assigns (the “Released Parties”) from any and all claims, rights, demands, actions, liabilities, and causes of action of every kind and character, whether known or unknown, matured or unmatured, which Employee may now have or has ever had, arising from or in any way related to Employee's employment with the Company, including without limitation the conditions of employment or the termination thereof, whether based on tort, contract (express or implied), other common law, or any federal, state, or local statute, regulation, ordinance, or other law, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act (the "ADEA"), and any similar state or local law, based on any act or omission prior to Employee's execution of this Agreement, except with respect to the Company’s obligations to pay severance under the Separation Agreement.
3.    The Company specifically denies any liability or wrongdoing whatsoever. Neither this Agreement nor any of its provisions, terms, or conditions constitute an admission of liability or wrongdoing or may be offered or received in evidence in any action or proceeding as evidence of an admission of liability or wrongdoing.
4.    Employee understands that he is releasing and waiving any ADEA claims he may have against the Released Parties, as described in Section 2. Employee acknowledges that the Company is hereby advising him in writing to consult with an attorney before signing this Agreement and that he is being given at least 21 days to consider whether to execute this Agreement. Employee understands that he may sign this Agreement before the expiration of the 21-day period. By executing this Agreement on the date set forth below, Employee has knowingly and voluntarily waived the balance of that period, if any. Employee may revoke this Agreement by written notice, received by Stacia Bird at Craft Brew Alliance, 929 N. Russell Street, Portland, Oregon 97227, within seven days following the date he signs this Agreement. If not revoked under the preceding sentence, this Agreement becomes effective and enforceable on the eighth day following the date Employee signs this Agreement.

EMPLOYEE /s/ Kurt D. Widmer Kurt D. Widmer Date: February 26, 2016	CRAFT BREW ALLIANCE, INC. By: /s/ Andrew J. Thomas Name: Andrew J. Thomas Title: President and Chief Executive Officer Date: February 26, 2016